Exhibit 5.1

August 3, 2026

Stoke Therapeutics, Inc.

45 Wiggins Ave

Bedford, Massachusetts 01730

Ladies and Gentlemen:

We deliver this opinion with respect to certain matters in connection with the offering by Stoke Therapeutics, Inc., a Delaware corporation (the “Company”), of the Company’s common stock, $0.0001 par value per share (the “Common Stock”), with an aggregate maximum offering price of up to $200.0 million (the “Placement Shares”), to be issued from time to time pursuant to that certain Controlled Equity Offering Sales Agreement, dated as of May 20, 2022 (the “Offering Agreement”), between the Company and Cantor Fitzgerald & Co. The Placement Shares will be registered pursuant to the automatically effective Registration Statement on Form S-3ASR (File No. 333-294402) filed by the Company with the Securities and Exchange Commission (the “Commission”) on March 18, 2026 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), the base prospectus dated March 18, 2026 included therein (the “Base Prospectus”), and the related prospectus supplement filed with the Commission on August 3, 2026 pursuant to Rule 424(b) under the Securities Act (the “Prospectus Supplement” and together with the Base Prospectus, the “Prospectus”). The offering of the Placement Shares is referred to herein as the “Offering.” The Placement Shares are to be sold from time to time by the Company as described in the Registration Statement, the Prospectus and the Offering Agreement. The Company has informed us that the Company intends to issue the Placement Shares, from time to time on a delayed or continuous basis pursuant to Rule 415 under the Securities Act.

As to matters of fact relevant to the opinions rendered herein, we have examined such documents, certificates and other instruments which we have deemed necessary or advisable, including a certificate addressed to us and dated the date hereof executed by the Company. We have not undertaken any independent investigation to verify the accuracy of any such information, representations or warranties or to determine the existence or absence of any fact, and no inference as to our knowledge of the existence or absence of any fact should be drawn from our representation of the Company or the rendering of the opinions set forth below. We have not considered parol evidence in connection with any of the agreements or instruments reviewed by us in connection with this letter.

In our examination of documents for purposes of this letter, we have assumed, and express no opinion as to, the genuineness and authenticity of all signatures on original documents, the authenticity and completeness of all documents submitted to us as originals, that each document is what it purports to be, the conformity to originals of all documents submitted to us as copies or facsimile copies, the absence of any termination, modification or waiver of or amendment to any document reviewed by us (other than as has been disclosed to us), the legal competence or capacity of all persons or entities (other than the Company) executing the same and (other than the Company) the due authorization, execution and delivery of all documents by each party thereto. We have also assumed the conformity of the documents filed with the Commission via the Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”), except for required EDGAR formatting changes, to physical copies submitted for our examination.

The opinions in this letter are limited to the existing General Corporation Law of the State of Delaware now in effect. We express no opinion with respect to any other laws.

Stoke Therapeutics, Inc.

August 3, 2026

In connection with our opinions expressed below, we have assumed that, (i) at or prior to the time of the delivery of any of the Placement Shares, there will not have occurred any change in the law or the facts affecting the validity of the Placement Shares, (ii) at the time of the offer, issuance and sale of any Placement Shares, no stop order suspending the Registration Statement’s effectiveness will have been issued and remain in effect, (iii) no future amendments will be made to the Company’s current certificate of incorporation (as amended from time to time, the “Certificate of Incorporation”), or the Company’s Restated Bylaws (the “Bylaws” and, together with the Certificate of Incorporation, the “Charter Documents”) that would be in conflict with or inconsistent with the Company’s right and ability to issue the Placement Shares, (iv) at the time of the issuance and sale of the Placement Shares, the Company will be validly existing as a corporation and in good standing under the laws of the State of Delaware; and (v) at the time of each offer, issuance and sale of any Placement Shares, the Company will have a sufficient number of authorized and unissued and unreserved shares of the applicable class or series of its capital stock included in (or purchasable upon exercise or conversion of) the Placement Shares so issued and sold (after taking into account all other outstanding securities of the Company which may require the Company to issue shares of such applicable class or series) to be able to issue all such shares.

We express no opinion regarding the effectiveness of any waiver or stay, extension or of unknown future rights. Further, we express no opinion regarding the effect of provisions relating to indemnification, exculpation or contribution to the extent such provisions may be held unenforceable as contrary to federal or state securities laws or public policy.

Based upon the foregoing, and subject to the qualifications and exceptions contained herein, we are of the opinion that the Placement Shares, to be issued and sold by the Company, have been duly authorized for issuance and, when issued, sold and delivered for consideration (of not less than par value per share of the Common Stock) and in the manner contemplated by the Offering Agreement and the Prospectus and in accordance with the resolutions duly adopted and to be duly adopted by the Company’s Board of Directors, or a duly authorized committee thereof (the “Board”) and to be duly adopted by the placement committee of the Board with respect to the offer, sale and issuance of the Placement Shares, will be validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Current Report on Form 8-K to be filed by the Company with the Commission in connection with the Offering and further consent to all references to us, if any, in the Registration Statement and the Prospectus constituting parts thereof and any amendments thereto. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

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Stoke Therapeutics, Inc.

August 3, 2026

This opinion is intended solely for use in connection with the issuance and sale of the Placement Shares subject to the Offering Agreement and is not to be relied upon for any other purpose. In providing this letter, we are opining only as to the specific legal issues expressly set forth above, and no opinion shall be inferred as to any other matter or matters. This opinion is rendered on, and speaks only as of, the date of this letter first written above, is based solely on our understanding of facts in existence as of such date after the aforementioned examination and does not address any potential changes in facts, circumstance or law that may occur after the date of this opinion letter. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention, whether or not such occurrence would affect or modify any of the opinions expressed herein.

Very truly yours,

/s/ Fenwick & West LLP

FENWICK & WEST LLP